Exhibit 99
MEREDITH CORP.
FISCAL 2017 THIRD QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell:

Good morning and thanks everyone for joining us. Our call today will begin with comments from Chairman and Chief Executive Officer Steve Lacy, President and Chief Operating Officer Tom Harty and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to your questions. Also on the line today are Local Media Group President Paul Karpowicz and National Media Group President Jon Werther.

An archive of today’s call will be available later today on our investor website. Our remarks today will include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release that was issued earlier this morning, and in some of our SEC filings. With that, Steve will begin.

Steve Lacy:

Thank you very much, Mike, and good morning everyone. Thank you for joining us.

I hope you have had the opportunity to see our earnings release issued earlier today. I am pleased to report that we remain well on track to delivering record results for fiscal 2017.

Looking at the third quarter:

•
Earnings per share on a GAAP basis were $0.87, compared to $1.79 in the prior-year quarter, which included special items of $0.87 per share primarily related to a merger termination fee that we received in the prior-year period.

•
Excluding special items, fiscal 2017 third quarter earnings per share were $0.87. That compares to $0.92 in the prior-year quarter when we benefited from $0.05 per share of incremental high-margin political advertising from the Presidential primary season.

•	Total Company revenues were up 1 percent from the prior year quarter to $425 million.

I think the most noteworthy development in our fiscal third quarter was the very strong digital performance across the Company. Total Company digital revenues increased nearly 25 percent to a third quarter record.

Our powerful national brands are fueling the majority of that digital growth. In our National Media Group, digital ad revenues increased more than 25 percent, accounting for almost 30 percent of total National Media Group ad revenues in the quarter. Our very strong brands, premium ad products, proprietary first-party data, and technology platforms are the foundations of our strong and profitable digital business.

In our Local Media Group, digital ad revenues increased nearly 10 percent, reflecting the implementation of a number of initiatives to drive local audiences to our station’s digital sites and increase consumer engagement. For example, we recently relaunched all of our mobile news, weather and traffic apps across our station group, yielding record app opens and unique page views in our third fiscal quarter.

As I’ve said many times on these calls, we are firmly committed to an integrated multiplatform growth strategy. Our goal is to deliver our valuable content to consumers where and when they choose to receive it, and then, of course, aggressively monetize that audience. I’m very pleased to report that our digital business continues to be highly profitable, and, of course, contributes nicely to Meredith shareholder value.

Tom and Joe will deliver more third quarter detail in just a moment. But first, let me provide a few comments on our nine months of our fiscal 2017:

First, from a financial perspective:

•
Earnings per share for that nine-month period were a record $3.20. Excluding special items, earnings per share were $2.92, also a record and up 30 percent over the first nine months of our prior fiscal 2016.

•	Total company revenues grew 4 percent to a record $1.3 billion, and total advertising revenues grew 3 percent to $704 million.

•	In our Local Media Group, 9 percent advertising growth was driven by a very strong election cycle where we delivered a record $58 million of political advertising.

•
In our National Media Group, we delivered growth in comparable advertising revenues, as nearly 20 percent growth in digital advertising offset mid-single declines in print. We’re very pleased to have reached this ‘inflection point’ in ad performance, with digital growth surpassing print declines.

•
We continued to execute on our Total Shareholder Return strategy, increasing our dividend in late January for the 24th consecutive year. During the fiscal third quarter, we were pleased to have been added to the S&P High Yield Dividend Aristocrat Index — as an acknowledgment of our consistent track record of annual dividend increases.

Second, we continue to enhance our media brands and expand our portfolio and reach:

•
In our Local Media Group, we increased local news and entertainment programming to 700 hours weekly as we added newscasts in multiple markets, including Atlanta, Phoenix and Portland. Our ratings performance remains strong, with 8 of our stations consistently ranked No. 1 or No. 2 in morning and late news.

•
In our National Media Group, our ongoing work to improve the reach, relevance and vibrancy of our media assets continues to strengthen our audience connection. For example, our total multi-channel reach among unduplicated American women now stands at an all-time high of 110 million, including more than 70 percent of American female Millennials.

Third, as I mentioned earlier, we continued to drive rapid growth across our digital, mobile, video and social platforms. For example, companywide traffic to our digital and mobile sites has averaged nearly 90 million monthly unique visitors so far in fiscal 2017.

Finally, our diversified revenue and profit base continues to grow our non-advertising related business activities. For example:

•	Our Local Media Group delivered significant growth in retransmission revenues by renegotiating rates with MVPDs for a large portion of our subscriber households.

•
In our National Media Group, we renewed our industry leading licensing agreement with Walmart; grew our Better Homes & Gardens real estate program with Realogy; and launched new licensing programs for EatingWell, Shape and Allrecipes. For the second year in a row, we ranked as the world’s second largest licensor only behind Disney, according to License!Global magazine.

•	Our e-commerce initiatives continue to grow as well, driven by new vendor relationships and capabilities, including consumer membership programs.

With that overview I’ll turn the discussion over to our President and Chief Operating Officer, Tom Harty, for more on our fiscal 2017 third quarter performance.

LOCAL MEDIA GROUP OPERATING DISCUSSION

TOM:

Thanks Steve, and good morning everyone. Let’s begin our discussion with our Local Media Group.

Fiscal 2017 third quarter operating profit was $41 million, and EBITDA was $50 million. Revenues increased to $142 million.

As Steve reported, from a revenue standpoint growth in retransmission-related revenues offset the effects of cyclical political advertising revenue and the Super Bowl.

Digital advertising revenues grew nearly 10 percent from the prior-year quarter, as innovative growth strategies continue to drive stronger performance across our station group.

Political advertising was $4 million less than the prior year quarter, as we were cycling against Presidential primary dollars.

Non-political advertising revenues decreased to $84 million, due primarily to the Super Bowl airing on Fox during the quarter compared to airing on CBS a year ago. We have a much larger footprint and reach with our CBS affiliates — which include Top 30 markets Atlanta, Phoenix, St. Louis and Hartford — compared to our FOX affiliates.

On April 21, we closed on our acquisition of the broadcast assets of Peachtree TV (WPCH) in Atlanta from Turner Broadcasting System, Inc.  We have assisted in the day-to-day operations of Peachtree TV since 2011, including advertising sales, marketing and promotions, and technical operations.  With WPCH, we have created our fifth owned-and-operated duopoly market, as we also own WGCL, the CBS affiliate in Atlanta. The acquisition will not have a material effect on our fiscal 2017 results.

Finally during the quarter, we renewed the CBS affiliations in four of our markets including Atlanta and Phoenix, our two largest, as well as Kansas City and Flint. All seven of our CBS affiliations are now in place into the year 2020, and we are pleased with the terms and conditions of these new agreements.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Turning to the National Media Group, fiscal 2017 third quarter operating profit grew 19 percent to $41 million, and was up high-single digits excluding special items. Revenues increased to $283 million.

Looking more closely at fiscal 2017 third quarter performance compared to the prior-year quarter:

•
Total advertising revenues were off 1 percent, but up on a comparable basis, which excludes MORE magazine. This performance was driven by strong 27 percent growth in digital advertising, which offset declines in print advertising.

•
Digital advertising accounted for 28 percent of total National Media Group advertising, and was fueled by growth in native, engagement-based video and programmatic advertising, along with shopper marketing.

•
Our magazines grew their share of total industry advertising to 12.1 percent from 11 percent, according to the most recent data from Publishers Information Bureau. Martha Stewart Living, Allrecipes and Traditional Home posted strong performance. The direct response, pets and household supplies advertising categories were growth leaders.

•	Circulation revenues were flat at $96 million, but were up excluding MORE magazine.

•	Other revenues increased 5 percent to $62 million, driven primarily by e-commerce revenue, along with Meredith Xcelerated Marketing and Brand Licensing.

•	Finally, expenses declined 2 percent, and were down 1 percent excluding special items in the prior-year quarter, as we continued to pursue operational efficiencies.

To wrap up my comments about the National Media Group, we are excited about the performance of The Magnolia Journal. Launched as a newsstand only title in October 2016, this extension of Joanna and Chip Gaines’ popular Magnolia brand is becoming a subscription magazine with the May 2017 issue. We expect it will be published quarterly and have a ratebase of one million by the October 2017 issue.

Now I’ll turn it over to Joe for a look at Companywide financial highlights and details on our outlook.

JOE

Thanks Tom, and good morning everybody.

Looking at fiscal 2017 year-to-date metrics: Cash flow from operations grew to $178 million.

At March 31, total debt was $631 million, and the weighted average interest rate was 2.9 percent, with roughly $350 million effectively fixed at low rates. Our debt-to-EBITDA ratio - as defined in our credit agreements - for the trailing 12 months ended March 31 was 1.7 to 1.

We continue to focus on our Total Shareholder Return strategy. Key elements include:

•
Ongoing dividend increases. As Steve mentioned, we raised our regular stock dividend by 5.1 percent to $2.08 on an annualized basis. We’ve paid an annual dividend for 70 consecutive years, and raised it for 24 straight.

•
We continue to make strategic investments to scale the business and increase shareholder value. Over the last few years, we have invested approximately $1 billion in leading broadcast, digital and print properties.

•	Finally, we are opportunistically repurchasing our stock. Our ongoing share repurchase program has $70 million remaining under current authorizations as of March 31, 2017.

OUTLOOK

Now, turning to our outlook:

For full-year fiscal 2017, we continue to expect record earnings per share of $4.13 to $4.18 on a GAAP basis, and record earnings per share of $3.85 to $3.90 excluding special items recorded in fiscal 2017.

Looking more closely at our fourth quarter of fiscal 2017 compared to the prior-year, we expect:

•	Total Local Media Group revenues to be up mid-single digits.

•	Total National Media Group revenues to be down slightly; and

•	Total Company revenues to be up slightly.

•	We expect fiscal fourth quarter earnings per share to range from $0.93 to $0.98.

Let me close with what we continue to believe is a compelling investment thesis for Meredith Corporation. The diverse businesses that we own and operate consistently deliver strong free cash flow driven by:

•	A great group of television stations in large and fast-growing markets.

•	Trusted national brands with an unrivaled reach to American women, particularly our growing reach to Millennial women.

•	A profitable and growing digital business.

•	Vibrant and growing brand licensing activities that are based on our very strong National Media brands; and

•	A strong and proven management team with a very successful record of generating growing free cash flow and shareholder value over time.

Finally, as we have consistently stated, we continue to explore opportunities to add attractive print, broadcast and, of course, digital brands to our media portfolio. We have a consistent track record of being very disciplined acquirers. But like any other public company, we will not comment on market rumors or market speculation.

We’re here this morning to discuss our financial results in the quarter and first nine months and, of course, our outlook for the fiscal fourth quarter and I ask that you focus your questions on these topics.

So with that, we’d be happy to open it up for any questions you might have.